September 8, 2017

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.
20549-7561 USA

Dear Sirs/Madams:

We have read Item 16F of Tower One Wireless Corp.'s December 31, 2016 Form 20-F dated September 8, 2017, and have the following comments:

1. We agree with the statements made in paragraphs two, three and four in the section "Change in Registrant's Certifying Accountant — Resignation of Davidson & Company LLP".
2. We have no basis on which to agree or disagree with other statements of the registrant contained therein.

Yours very truly,

Davidson & Company LLP

DAVIDSON & COMPANY LLP
Chartered Professional Accountants